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                    Pennsylvania Manufacturers Corporation
                                  Exhibit 11
                       Computation of Earnings Per Share
                                  (Unaudited)


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

                                                              Years ended December 31,
(in thousands, except per share data)                   1997            1996            1995
                                                    ---------------------------------------------
Basic:
Weighted average shares outstanding                   23,855,031      23,800,791      23,816,088
Net income (loss) before extraordinary item         $     19,753    $   (135,334)   $     24,130
Extraordinary loss                                        (4,734)           --              --
                                                    ---------------------------------------------
Net income (loss)                                   $     15,019    $   (135,334)   $     24,130
                                                    =============================================

Net income (loss) per common and equivalent share
     before extraordinary item                      $       0.83    $      (5.68)   $       1.01
Extraordinary item                                         (0.20)           --              --
                                                    ---------------------------------------------
Net income (loss) per common and equivalent share   $       0.63    $      (5.68)   $       1.01
                                                    =============================================


Diluted:
Weighted average shares outstanding                   23,855,031      23,800,791      23,816,088
Net effect of dilutive stock options - based
     on the treasury stock method using average
     market price                                        712,347            --           965,861
                                                    ---------------------------------------------
Total diluted common shares                           24,567,378      23,800,791      24,781,949
                                                    =============================================
Net income (loss) before extraordinary item         $     19,753    $   (135,334)   $     24,130
Extraordinary loss                                        (4,734)           --              --
                                                    ---------------------------------------------
Net income (loss)                                   $     15,019    $   (135,334)   $     24,130
                                                    =============================================

Net income (loss) per common and equivalent share
     before extraordinary item                      $       0.80    $      (5.68)   $       0.97
Extraordinary item                                         (0.19)           --              --
                                                    ---------------------------------------------
Net income (loss) per common and equivalent share   $       0.61    $      (5.68)   $       0.97
                                                    =============================================
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